EQUITY LIFESTYLE PROPERTIES, INC.
ARTICLES SUPPLEMENTARY

Equity LifeStyle Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: On March 3, 2011, the Corporation filed with the Department Articles Supplementary classifying and designating 8,000,000 authorized but unissued shares of stock of the Corporation as shares of 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, $.01 par value per share (the “ Series A Preferred Stock”). On March 4, 2011, the Corporation issued 8,000,000 shares of Series A Preferred Stock. On September 14, 2012, 5,445,765 shares of Series A Preferred Stock were exchanged for 54,461 shares of 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, $.01 par value per share, of the Corporation (the “Series C Preferred Stock”) and 54,461 authorized but unissued shares of Series A Preferred Stock were reclassified as shares of Series C Preferred Stock. On October 18, 2012, the Corporation redeemed 2,554,235 issued and outstanding shares of Series A Preferred Stock, all of which returned to the status of Preferred Stock, $.01 par value per share, of the Corporation (the “Preferred Stock”) without designation as to class or series. There are currently 5,391,304 authorized but unissued shares of Series A Preferred Stock available for issuance under the charter of the Corporation (the “Charter”).

SECOND: On June 28, 2011, the Corporation filed with the Department Articles Supplementary classifying and designating 1,740,000 authorized but unissued shares of stock of the Corporation as shares of Series B Subordinated Non-Voting Cumulative Redeemable Preferred Stock, $.01 par value per share (the “Series B Preferred Stock”). On July 1, 2011, the Corporation issued 286,207 shares of Series B Preferred Stock, on September 1, 2011, the Corporation issued 956,256 shares of Series B Preferred Stock and on October 3, 2011, the Corporation issued 497,537 shares of Series B Preferred Stock. On September 22, 2011, the Corporation redeemed 286,207 issued and outstanding shares of Series B Preferred Stock and on October 24, 2011, the Corporation redeemed 1,453,793 issued and outstanding shares of Series B Preferred Stock. There are currently 1,740,000 authorized but unissued shares of Series B Preferred Stock available for issuance under the Charter.

THIRD: Under a power contained in Section 3 of Article V of the Charter, the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 5,391,304 authorized but unissued shares of Series A Preferred Stock and 1,740,000 shares of Series B Preferred Stock as shares of Preferred Stock without designation as to class or series.

FOURTH: A description of the Preferred Stock is contained in Article V of the Charter.

FIFTH: The shares of Series A Preferred Stock and Series B Preferred Stock have been reclassified by the Board of Directors under the authority contained in the Charter.

SIXTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SEVENTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Senior Vice President, Chief Financial Officer & Treasurer and attested to by its Senior Vice President, General Counsel & Secretary on this 26th day of December, 2013.

ATTEST:                    EQUITY LIFESTYLE PROPERTIES, INC.

s/Walter B. Jaccard______________        By: s/Paul Seavey_______________ (SEAL)
Name: Walter B. Jaccard             Name: Paul Seavey
Title: Vice President - Legal             Title: Senior Vice President, Chief Financial
& Assistant Secretary             Officer & Treasurer

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